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        International DisplayWorks Announces Agreement to Acquire Three-
      Five System's Beijing Display Manufacturing Facilities and Business

Significantly expands customer base, revenues and accelerates IDW's Competitive
                            Position for TFT modules

FOR IMMEDIATE RELEASE

For additional information contact:
Tom Lacey, CEO                                or   Matthew Hayden, President
International DisplayWorks, Inc.                   Hayden Communications, Inc.
(916) 415-0864                                     (843) 272-4653
                                                   matt@haydenir.com

ROCKLIN, Calif., -- March 30, 2005-- International  DisplayWorks,  Inc. (Nasdaq:
IDWK), a designer and  manufacturer  of  high-quality  liquid  crystal  displays
(LCDs), modules and assemblies, today announced an agreement to purchase all the outstanding stock of Three-Five System's LCD manufacturing facility and business in Beijing, China. Three-Five Systems Beijing (TFS Beijing) is a wholly owned subsidiary of Three-Five Systems, Inc. (NYSE:TFS). Closing of the transaction, which is subject to normal conditions, is expected to occur within two weeks.

TFS Beijing built the factory and installed the manufacturing equipment, including qualifications, with approximately $20 million in contributed capital and debt. The assets of TFS Beijing include a 56,000 square foot Beijing facility, manufacturing equipment, $2 million in qualified inventory, and a $675,000 VAT credit. Consideration to be paid includes $8 million in cash and the assumption of $2.4M in debt, as well as an earn-out provision if certain revenue targets are met during the first year. The earn-outs carry two separate and distinct provisions, and if met will be paid in IDW common stock valued at the time of issuance. The first earn-out is predicated upon TFT cell phone display revenues from a specified customer during the first twelve months and the second is based upon a combination of TFT and STN displays during the same period. There are minimum revenue requirements for each of the earnouts, the total minimum of which equals $84 million.

IDW intends to fund the entire transaction through its credit facility and the cash generated from operations. "This exciting announcement accelerates our revenue growth and our ability to reach critical mass in the TFT business by six to nine months through a comprehensive product portfolio for mobile devices," commented Tom Lacey, IDW's Chairman and Chief Executive Officer. "The ISO 9000.2000 certified facility has been qualified by several Fortune 500 companies including cell phone, industrial, printer and medical device applications and increases our overall production capacity by approximately 40%. This acquisition adds a number of new customers and prospects to IDW in both TFT and STN."

"The facility provides us with additional Chip-on-Glass (COG) capacity for current orders which will enable us to delay approximately $2 million in previously planned capital expenditures. In addition to the COG capacity, we are purchasing a state-of-the-art Siemens SMT line and a well-trained, stable workforce that augments our existing team. Purchasing the assets below book value is consistent with our investment methodology."

Mr. Lacey continued, "We are dedicated to becoming a recognized worldwide leader in the LCD market, and this acquisition provides the perfect conduit to continue pursuing this goal. We will update our revenue guidance as we complete this acquisition and evaluate the operation in more detail, but do anticipate contributions immediately assuming a successful closing of the proposed transaction."

The acquisition is expected to be accretive to IDW's earnings per share following full integration with IDW, which is roughly estimated for the third fiscal quarter of 2005 and accretive to cash flow by the first fiscal quarter of 2006 which would yield a cash payback of approximately 5 to 6 quarters. Based on currently available information, management anticipates that revenue generated will be comprised of approximately 70 percent in TFT displays, primarily used in cell phones and approximately 30 percent in STN displays. IDW's low cost SG&A model will be implemented, while existing resources will be combined at IDW's North Campus and blended gross margins are estimated to be consistent with current forecasts.

Roth Capital Partners, based in Newport Beach, California, acted as the exclusive financial advisor to IDWK on this transaction.

Conference Call

Management will hold a conference call and webcast at 9 A.M. EST, 6 A.M. PST on Thursday, March 31st, to discuss this acquisition.

Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until April 7, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 5904139 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks' website at www.idwk.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until April 30, 2005, on either site.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 2,400 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.
NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.